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Exhibit 99. (a)(2)(W)

        NOVAGOLD SHAREHOLDERS

"Less is more."

Less for you. More for Barrick.

Barrick wants NovaGold.
But it doesn't want to pay a fair price.

Major shareholders have told NovaGold they won't
tender to Barrick's low-ball hostile bid
at US$14.50.

Here's why you should reject it too:

NovaGold Resources is a valuable, growing company with:

  •
  A world-class portfolio of North American assets and an industry-leading growth profile

  •
  70% ownership of Donlin Creek, one of the world's largest pre-production gold deposits. The Board believes Barrick cannot earn its additional interest in the project.

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  Galore Creek, among the world's largest pre-production copper-gold deposits

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  Expected low-cost production of more than 1 million ounces of gold and 370 million pounds of copper1

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  A track record of shareholder returns of 70% annually, compounded over seven years

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  A Board committed to enhancing shareholder value, including a continuing examination of alternative transactions

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  The potential for significant revaluation by the market as NovaGold approaches production

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  Strategically significant assets—especially for Barrick

  The Barrick bid significantly undervalues NovaGold:

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  11% below NovaGold's recent share price2

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  42% below the average of recent comparable takeover premiums3

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  74% below recent comparable transaction multiples per ounce of gold resource—even without the value of NovaGold's substantial copper and silver resources4

  NOVA GOLD [LOGO]

  Reject the low-ball Barrick bid.
  Do not tender your NovaGold shares.

Notes: 1: Based on continued 70% ownership of Donlin Creek. 2: From July 24, 2006 to September 22, 2006, the volume weighted average trading price of NovaGold shares on the AMEX was US$16.29. 3: Source: Securities Data Corporation and other publicly available information. Comparable control premiums defined as unsolicited Canadian metals and mining transactions greater than US$250 million from January 1, 2000 to September 15, 2006. 4: Source: Company filings and Wall Street research. Comparisons based on Enterprise Value of comparable transactions. Enterprise Value is equal to equity price paid plus debt less cash. NovaGold's Enterprise Value based on Barrick's offer of US$14.50. NovaGold's resources and production based on 70% ownership in Donlin Creek and gold measured and indicated resources and inferred resources only. 78% below recent comparable transaction multiples per ounce of gold measured and indicated resources only. Recent comparable transactions include: Yamana/Viceroy (estimated EV/oz with resource expansion estimate), Gammon Lake/Mexgold, Yamana/Desert Sun, Gold Fields/Bolivar and Goldcorp/Virginia Gold.

More Information About the Barrick Bid On August 14, 2006 NovaGold filed its Directors' Circular and its recommendation statement in which the NovaGold Board of Directors recommended that shareholders reject the August 4, 2006 hostile offer from Barrick Gold Corporation (TSX, NYSE: ABX). The Circular describes the reasons for the Board's recommendation that shareholders reject the Barrick Offer. Investors and shareholders are strongly advised to read the Directors' Circular and recommendation statement, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors' Circular at www.sedar.com or the recommendation statement from the United States Securities and Exchange Commission at www.sec.gov. Free copies of these documents can also be obtained by directing a request to NovaGold at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4, telephone (604) 669-6227, Attn: Corporate Secretary. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

Forward-Looking Statements: This notice includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future developments in or the outcome of Barrick's tender offer for all of the outstanding shares of NovaGold's capital stock and NovaGold's future operating or financial performance, and Barrick's ability to earn an additional 40% interest in Donlin Creek are forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold's expectations include uncertainties about the conduct of Barrick's tender offer, including change in the opinions of NovaGold shareholders concerning the offer and any future modifications to the terms of the offer; fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties; uncertainties involved in litigation,including the pending litigation with Barrick concerning Donlin Creek; the need to obtain additional financing to develop properties; the possibility of delay in exploration or development programs and uncertainty of meeting anticipated program milestones; and other risks and uncertainties disclosed under the heading "Caution Regarding Forward-Looking Statements" in NovaGold's Directors' Circular and under the heading "Risk Factors" and elsewhere in NovaGold's Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities, and NovaGold's annual report on Form 40-F filed with the United States Securities and Exchange Commission.

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  Exhibit 99. (a)(2)(W)